Exhibit 99.1

Genesee & Wyoming Completes Acquisition of Providence and Worcester Railroad

DARIEN, Conn. – (Business Wire) – Genesee & Wyoming Inc. (G&W) (NYSE:GWR) announced today that it has completed the acquisition of Providence and Worcester Railroad Company (P&W) for $25.00 per share, or approximately $126 million.

Immediately following the closing of the acquisition, G&W transferred the stock of P&W to a voting trust with R. Lawrence McCaffrey appointed as trustee. The trust will remain in effect until the U.S. Surface Transportation Board (STB) approves G&W’s control of P&W, which is anticipated to occur in the fourth quarter of 2016. Upon receipt of STB approval, P&W would be managed as part of G&W’s Northeast Region, led by Senior Vice President Dave Ebbrecht.

Headquartered in Worcester, Mass., and operating in Rhode Island, Massachusetts, Connecticut and New York, P&W is contiguous with G&W’s New England Central Railroad (NECR) and Connecticut Southern Railroad (CSO). P&W serves a diverse mix of aggregates, auto, chemicals, metals and lumber customers, handling approximately 43,000 carloads and intermodal units annually. In addition, P&W provides rail service to three ports (Providence, Davisville and New Haven) and to a U.S. Customs bonded intermodal terminal in Worcester.

Morgan Stanley & Co. LLC served as G&W’s financial advisor and Simpson Thacher & Bartlett LLP served as G&W’s legal advisor.

About G&W
Genesee & Wyoming owns or leases 121 freight railroads worldwide that are organized in 10 operating regions with approximately 7,200 employees and more than 2,800 customers.

G&W’s eight North American regions serve 41 U.S. states and four Canadian provinces and include 113 short line and regional freight railroads with more than 13,000 track-miles.
G&W’s Australia Region provides rail freight services in New South Wales, the Northern Territory and South Australia and operates the 1,400-mile Tarcoola-to-Darwin rail line.
G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release and conference call regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

SOURCE Genesee & Wyoming Inc.

CONTACT: Michael Williams, G&W Corporate Communications
1-203-202-8900
Web site: www.gwrr.com